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                                                                     EXHIBIT (5)

                         [NBD Bancorp, Inc. letterhead]

September 30, 1994


Securities and Exchange Commission
Judiciary Plaza, 450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

I am acting as counsel for NBD Bancorp, Inc., a Delaware corporation ("NBD"), in connection with the merger (the "Merger") of AmeriFed Financial Corp., a Delaware corporation ("AFFC"), into NBD Illinois, Inc., a Delaware corporation and a wholly-owned subsidiary of NBD. Pursuant to the terms of the Merger, each outstanding share of AFFC Common Stock will be converted into shares of NBD Common Stock.

The shares of NBD Common Stock for which shares of AFFC Common Stock may be exchanged pursuant to the terms of the Merger are being registered on a Form S-4 Registration Statement ("Registration Statement"), which is being filed by NBD with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In preparation for rendering my opinions hereafter expressed, I have examined the originals or copies, certified to my satisfaction, of such corporate records and other documents and certificates as I deemed necessary.

Based upon the above, I am of the opinion that:

1. NBD is a corporation duly organized and validly existing under and pursuant to the laws of the State of Delaware.

2. The shares of NBD Common Stock which are covered by the Registration Statement and which may be issued pursuant to the terms of the Merger as described in the Registration Statement, when issued, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Registration Statement.

Very truly yours,

/s/ Daniel T. Lis
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    Daniel T. Lis
Senior Vice President
Secretary and Legal Counsel